Media Contacts:
Bob Lopes	Michael J. LaCosta
Vice President	Vice President
Lightstone Securities, LLC	Beckerman Public Relations
201-529-6063	908-781-6420
blopes@lightstonereit.com	mlacosta@beckermanpr.com

FOR IMMEDIATE RELEASE

LIGHTSTONE VALUE PLUS REIT EXPANDS PORTFOLIO BY
ACQUIRING INTEREST IN 20 FACTORY OUTLET SHOPPING CENTERS

LAKEWOOD, N.J. (July 1, 2008) - Lightstone Value Plus REIT, the industry’s first “no front-end load” real estate investment trust, today announced that it is acquiring interests, varying from 22.54 percent to 25.00 percent, in 20 factory outlet centers from affiliates of Arbor Mortgage REIT. As part of this transaction, the Lightstone Value Plus REIT is also receiving rights to four development projects scheduled to be completed between 2010 and 2012.

Lightstone Value Plus REIT is advancing $91.2 million in cash and shares of its operating partnership to fund the acquisition and closing costs, with an additional pro rata share of existing mortgage debt bringing the deal value to $456 million.  The existing mortgage debt has an interest rate of 5.54 percent. By making this acquisition from Arbor Mortgage, the REIT is becoming a co-investor on the same terms (pari passu) with The Lightstone Group.

Located in fifteen states and managed by Prime Outlets, the 20 outlet centers comprise 7.28 million square feet of gross leaseable area and have an occupancy rate of 93.4 percent.

“We’re fortunate to have the opportunity to invest in a niche industry leader with a portfolio of nationally recognized factory outlet shopping centers,” said Stephen Hamrick, president of Lightstone Value Plus REIT. “The stability of this portfolio will create steady cash flow from operations, and Prime’s successful execution on the opportunities within its development pipeline should create attractive future investment opportunities for the REIT.”

Prime Outlets is the third largest owner of factory outlet centers in the United States as measured by gross leaseable area. Headquartered in Baltimore, the Prime Retail Management Company operates and manages a portfolio of 23 factory outlet malls, comprising 8.2 million square feet, in 16 states, including the 20 properties in this transaction. Some of Prime Retail’s high profile tenants include Gucci, Giorgio Armani, Victoria’s Secret, Coach, Ann Taylor, Polo Ralph Loren, Saks Fifth Avenue, Gap, Nike, LL Bean, among others.

About The Lightstone Value Plus REIT
The investment objectives of the REIT are primarily capital appreciation with a secondary objective of income. The REIT is currently offering its common stock at $10 per share to investors who meet certain suitability standards set forth in the prospectus. Copies of the prospectus may be obtained from:

Lightstone Securities, LLC
Member NASD, SIPC
Bob Lopes, Vice President
blopes@lightstonereit.com
One International Blvd.
Mahwah, NJ 07495
(201) 529-6063
www.lightstonereit.com

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